Filed pursuant to Rule 433 Registration Statement No. 333-218604-02 FINANCIAL PRODUCTS FACT SHEET K1016

Market-Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due November 3, 2020

Fact Sheet to Pricing Supplement No.K1016 dated April 30, 2018

Summary of terms		Investment description
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch

•     Linked to the Energy Select Sector SPDR® Fund

•     Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price.
The payment at stated maturity will reflect the following terms:

o  If the ending price is greater than the starting price:

You will receive the original offering price plus 150% participation in the upside performance of the Fund, subject to a maximum total return at stated maturity of 34% of the original offering price

o  If the ending price is equal to or less than the starting price but equal to or greater than the threshold price:

You will be repaid the original offering price

o If the ending price is less than the threshold price:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the price of the Fund beyond the threshold price

•     Investors may lose up to 90% of the original offering price

•     All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•     No periodic interest payments or dividends

•     No exchange listing; designed to be held to maturity

Credit Suisse currently estimates the value of each $1,000 original offering price of the securities on the pricing date is $973.40 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). See “Investment Description” and “Selected Risk Considerations” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet, “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the accompanying product supplement.

Agent	Wells Fargo Securities, LLC
Term	Approximately two years and six months
Market Measure	Energy Select Sector SPDR® Fund (the “Fund”)
Pricing Date	April 30, 2018
Issue Date	May 3, 2018
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Stated Maturity	See “How the redemption amount is calculated” on page 4
Stated Maturity	November 3, 2020
Fund Closing Price	On any trading day, the product of (i) the closing price of one share of the Fund on such trading day and (ii) the adjustment factor applicable to the Fund on such trading day
Closing Price	With respect to a share of the Fund on any trading day, the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share is listed or admitted to trading
Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the shares of the Fund
Starting Price	$73.81, which is the closing price of the Fund on the pricing date
Ending Price	The fund closing price of the Fund on the calculation day
Capped Value	134% of the original offering price per security ($1,340 per security)
Threshold Price	$66.429, which is 90% of the starting price
Participation Rate	150%
Calculation Day	October 27, 2020
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of $29 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $17.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.
CUSIP	22550WNC7

This fact sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Fund
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Closing level	Fund closing price
Initial level	Starting price
Final level	Ending price
Knock-in level	Threshold price

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Receive Less Than The Original Offering Price Of Your Securities At Stated Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Probability That The Ending Price Will Be Less Than The Threshold Price Will Depend On The Volatility Of The Fund.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund.

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Historical Performance Of The Fund Is Not Indicative Of Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Fund.

•	Hedging And Trading Activity.

•	There Are Risks Associated With The Fund, Including Management Risk and the Risk That An Active Trading Market Will Not Continue For Shares Of the Fund.

•	The Performance And Market Value Of The Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of Its Tracked Index.

•	The Stocks Included In The Fund Are Concentrated In One Particular Sector.

•	The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.

•	The Interest Rate Used In Structuring The Securities May Adversely Affect The Economic Terms Of The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	Credit Suisse Is Subject To Swiss Regulation.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	No Ownership Rights Relating To The Fund.

•	No Dividend Payments Or Voting Rights.

•	Anti-Dilution Protection Is Limited.

•	The U.S. Federal Income Tax Consequences Of The Securities Are Not Certain.

Hypothetical returns

Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical rate of return
75.00%	$1,340	34.00%
50.00%	$1,340	34.00%
40.00%	$1,340	34.00%
30.00%	$1,340	34.00%
22.67%	$1,340	34.00%
20.00%	$1,300	30.00%
10.00%	$1,150	15.00%
5.00%	$1,075	7.50%
0.00%	$1,000	0.00%
-5.00%	$1,000	0.00%
-10.00%	$1,000	0.00%
-11.00%	$990	-1.00%
-20.00%	$900	-10.00%
-25.00%	$850	-15.00%
-30.00%	$800	-20.00%
-40.00%	$700	-30.00%
-50.00%	$600	-40.00%
-75.00%	$350	-65.00%
-100.00%	$100	-90.00%

Each security has an original offering price of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting rates of return will depend on the actual starting price, ending price and capped value.

Hypothetical Payout Profile

The following profile is based on a capped value of 134% or $1,340 per security, a participation rate of 150% and a threshold price equal to 90% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to maturity.

How the redemption amount is calculated

The redemption amount payable at stated maturity will be determined as follows:

•	If the ending price is greater than the starting price, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

(ii)	the capped value

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•	If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

If the ending price is less than the threshold price, you will receive less than the original offering price of your securities at stated maturity, and you may lose 90% of your investment.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Pricing Supplement dated April 30, 2018, Product Supplement No. I–C dated June 30, 2017, Prospectus Supplement and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable pricing supplement are inconsistent with those described herein, the terms described in the applicable pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318005845/dp90647_424b2-k1016.htm

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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